Consent of Independent Registered Public Accounting Firm

The Board of Directors
Deckers Outdoor Corporation:
We consent to the use of our reports dated June 1, 2015, with respect to the consolidated financial statements and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2015, incorporated by reference herein.
KPMG LLP
Los Angeles, California
November 9, 2015